Consent of Independent Registered Public Accounting Firm

Aldexa Therapeutics, Inc.

Burlington, Massachusetts

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 4, 2013, relating to the financial statements of Aldexa Therapeutics, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

January 6, 2014